Exhibit 15.1

June 16, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 7, 2020 on our review of interim financial information of Credit Suisse Group AG and its subsidiaries (the “Group”), which is included in the Group's Current Report on Form 6-K dated May 7, 2020 is incorporated by reference in this Registration Statement on Form F-3.

Very truly yours,

/s/ PricewaterhouseCoopers AG